SCHEDULE 14C

                                 (RULE 14C-101)

                            SCHEDULE 14C INFORMATION


                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Check the appropriate box:
|X|   Preliminary Information Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14c-5(d)(2))
|_|   Definitive Information Statement


                          COMMUNICATIONS RESEARCH, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box)

|X|      No fee required
|_|      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
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(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
--------------------------------------------------------------------------------

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:


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                          COMMUNICATIONS RESEARCH, INC.
                                400C LAKE STREET
                            RAMSEY, NEW JERSEY 09446


                              INFORMATION STATEMENT

         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. THE ACTIONS DESCRIBED IN THIS INFORMATION STATEMENT HAVE ALREADY BEEN APPROVED BY OUR SHAREHOLDERS. A VOTE OF THE REMAINING SHAREHOLDERS IS NOT NECESSARY.

         This Information Statement is being furnished to the shareholders of record of Communications Research, Inc. ("CRI," "WE" or the "COMPANY") as of March 8, 2007 (the "RECORD DATE") to advise them that the Board of Directors and shareholders of the Company have approved four amendments (the "AMENDMENTS") to our Articles of Incorporation. The Amendments, when filed with the Nevada Secretary of State, will: (i) change the name of this company to "Stratus Entertainment, Inc."; (ii) change the capital structure of CRI to (a) eliminate the Class B Common Stock and provide for one class of Common Stock with 400,000,000 shares authorized for issuance and (b) create a class of preferred stock (the "PREFERRED STOCK") with 5,000,000 shares of Preferred Stock authorized for issuance; and (iii) effect a one for 3,000 reverse split of our shares of Common Stock outstanding immediately prior to the merger referred to below. Shareholder approval was by written consent of shareholders who own 236,850,000 (two hundred thirty six million eight hundred fifty thousand) shares of the voting power, representing 65% of the outstanding voting power as of the Record Date. This Information Statement is being mailed on February 15, 2007.

         A copy of the Certificate of Amendment containing the Amendments is attached to this Information Statement as Appendix A.

         Pursuant to regulations promulgated under the Securities Exchange Act of 1934, as amended, the Amendments may not be effected until at least 20 calendar days after this Information Statement is sent or given to our shareholders. We anticipate that the Amendment will be filed promptly following the 20th day after this Information Statement is first sent to our shareholders. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

BACKGROUND

         On February 2, 2007, we entered into an Agreement and Plan of Merger (the "Merger") with Pro Sports & Entertainment, Inc. ("Pro Sports"), a California corporation, providing for a reverse triangular merger (the "MERGER") between Pro Sports and CR Acquisitions, Inc., our wholly owned subsidiary. As a result of the Merger, Pro Sports will become our wholly owned subsidiary.

         Immediately following the Merger, we do not plan to conduct any business other than owning the shares of Pro Sports, which will continue to conduct its operations as a leading consolidator and operator of live entertainment events.

         In connection with the Merger, we will issue up to 32,500,000 shares of our Common Stock to the existing shareholders of Pro Sports, in exchange for all of the issued and outstanding common stock of Pro Sports.

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

VOTE REQUIRED

         As discussed in further detail below, the Amendments required the approval of shareholders holding a majority of the outstanding votes. As of the Record Date, we had only two classes of voting securities outstanding, consisting of Class A Common Stock and Class B Convertible, Common Stock. The holders of the Class A Common Stock are entitled to one vote for each share of Class A Common Stock and the holders of the Class B Common Stock are entitled to 100 votes for each share of Class B, convertible, Common Stock.

MEETING NOT REQUIRED

         Under Section 78.390 of the Nevada Revised Statutes (the "NEVADA LAW"), an amendment to our Articles of Incorporation must be proposed by resolution of the Board of Directors and be approved of by shareholders holding shares entitling them to exercise at least a majority of the voting power of the company. Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors decided to obtain, and did in fact obtain, the written consent of shareholders holding 236,850,000 (two hundred thirty six million eight hundred fifty thousand) shares representing the requisite number of votes that would be necessary to authorize or take such action. Our Bylaws, as amended, also permit action to be taken by the written consent of the shareholders holding not less than at least a majority of the voting power of the company.

DISSENTERS RIGHTS OF APPRAISAL

         There are no dissenter's rights of appraisal applicable to this action to adopt the Amendments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNER AND MANAGEMENT

         The following table sets forth the number of shares of common stock beneficially owned as of February 2, 2007 by (i) those persons or groups known to beneficially own more than 5% of our common stock, (ii) each current director, and (iii) all current directors and executive officers as a group. The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act. Except as indicated below, the shareholders listed possess sole voting and investment power with respect to their shares.


-----------------------------------   ---------------------------   ---------------------------------
OFFICERS and DIRECTORS                     NUMBER OF SHARES              PERCENT OF OWNERSHIP
-----------------------------------   ---------------------------   ---------------------------------
Carl Ceragno, President             35,500,000-Class A                          22%
400 C. Lake Street                  Common Stock
Ramsay, NJ 07446


                                    200,000,000                               65.6%
                                    2,000,000- Class B Convertible
                                    Shares with voting and
                                    conversion Rights of 100:1
                                    (post conversion, and post
                                    amended articles to increase
                                    authorized)


Lawrence Hartman Esq.               1,050,000                                 .005%
VP, Corporate Counsel, Director
7801 N.W. 37th St.
Miami, FL 33166

                                       2

                   AMENDMENTS OF THE ARTICLES OF INCORPORATION

         The Amendments will: (i) upon the closing of the Merger, change our name to "Stratus Entertainment, Inc."; (ii) change our capital structure to (a) eliminate the Class B Common Stock through conversion into Class A shares and provide for one class of Common Stock with 400,000,000 shares authorized and a class of Preferred Stock with 5,000,000 shares authorized, and (iii) effect a one for 3,000 reverse split of the issued and outstanding shares.

         To become effective, the Amendments must be filed with the Nevada Secretary of State. We intend to file the Amendments as soon as reasonably practicable following the 20th day following the mailing of this Information Statement to our shareholders. The following summarizes the Amendments.

NAME CHANGE

         As a result of the Merger, our only business is the business of Pro Sports. Pro Sports is as a leading consolidator and operator of live entertainment events.

          We will discontinue any operations we previously conducted under the Communications Research, Inc. name. Since we are now solely engaged in the business conducted by Pro Sports, we believe that our name should be changed to reflect our new business.

         The Amendment will change our name to "Stratus Entertainment, Inc." The voting and other rights that accompany our securities will not be affected by the change in our name. Our ticker (trading) symbol, which is currently "CRHI" and the CUSIP number of our stock will both change as a result of the name change. After the name change, shareholders will be permitted to, but need not, exchange their certificates to reflect the change in corporate name. However, the existing certificate will continue to represent shares of our Common Stock as if the corporate name had not changed. Our transfer agent will issue stock certificates with the new company name as stock certificates are sent in upon transfers of shares by existing shareholders. The transfer agent for the common stock is:

         Fidelity Stock Transfer, Attention: Heidi Sadowski, Telephone: (801) 484-7222.

INCREASE IN AUTHORIZED COMMON STOCK

         As of the Record Date, 158,333,007 shares of our Class A Common Stock and 2.000.000 shares of our Class B Convertible Common Stock were outstanding. Under the Articles of Incorporation, there are currently authorized 160,000,000 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock. That would only leave less than 2 million shares of Common Stock for further issuances, since we cannot issue more stock than is authorized under the Articles of Incorporation. Accordingly, the Amendment will increase the number of shares of Common Stock that we are authorized to issue from 160,000,000 to 400,000,000 shares, and we will have the corporate authority to issue additional shares of authorized but unissued Common Stock after giving effect to the Reverse Split.

         The purpose of the proposed increase in the number of authorized shares of common stock is to make additional shares available for use by the Board of Directors, as it deems appropriate or necessary and to be able to effect the Merger. For example, after the Merger we will have to obtain additional financing in order to fund the further development and marketing of our services and to fund our working capital needs. Our business plan currently anticipates that we will raise additional capital through the sale of additional shares of

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

capital stock. Unless our Articles of Incorporation are amended to increase the number of shares of common stock we are authorized to sell, we will not be able to raise additional capital through the sale of capital stock. Also, we currently do not have an employee stock option plan in effect. The Board of Directors believes that after the Merger such a plan is necessary to hire, retain and incentivize its employees and, accordingly, anticipates that it will adopt such a plan in the future. However, unless the number of authorized shares of common stock is increased, we will only be able to grant options to purchase a very few shares under any such new employee stock option plan. Furthermore, additional authorized shares may be needed in the future in connection with possible acquisitions of other companies, businesses or assets, or in connection with establishing a strategic relationship with a corporate partner, or for other corporate purposes.

         The increase in authorized number of shares of Common Stock will not have any immediate effect on the rights of existing shareholders. However, to the extent that the additional authorized shares are issued in the future, they will decrease the existing shareholders' percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders.

         The holders of all our outstanding shares of Class B Common Stock have agreed to convert their shares to Common Stock (on the basis of 100 shares of Common Stock for each share of Class B Common Stock), thus retiring the entire Class of Class B shares, upon conversion.

CREATION OF PREFERRED STOCK

         Our Articles of Incorporation do not currently authorize a class of Preferred Stock. However, we believe that for us to successfully execute our business strategy, we will need to raise investment capital. While we intend to raise additional capital through the issuance of Common Stock, it may be preferable or necessary to issue preferred stock to investors. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation and/or other rights in preference over the Common Stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for the company, or as may be required by the capital markets, the Amendment will create 5,000,000 authorized shares of "blank check" preferred stock for us to issue.

         Since we do not know what the terms of any future series of preferred stock would be, the Amendment to our Articles of Incorporation, attached as Appendix A to this information statement, authorizes the issuance of "blank check" preferred stock. The term "blank check" refers to preferred stock, the creation and issuance of which is authorized in advance by the shareholders, and the terms, rights and features of which are determined by the board of directors upon issuance. The authorization of such blank check preferred stock would permit our board of directors to authorize and issue preferred stock from time to time in one or more series. The Amendment will provide us with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to our Common Stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose.

         Subject to the limitations prescribed by law, the board of directors would be expressly authorized, at its discretion, to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the board of directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series.

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

REVERSE STOCK SPLIT

         As of the Record Date, 158,333,007 shares of our Class A Common Stock and 2,000,000 shares of Class B Common Stock were outstanding. As a result, as of the Record Date, up to 358,333,007 shares of Common Stock may be outstanding on an as converted basis. The Board of Directors believes this number is far too large given the size of the Company, and results in our Common Stock being priced at pennies per share.

         Moreover, since our Common Stock is not listed on the Nasdaq Stock Market or any national securities exchange, if the trading price of our Common Stock is below $5.00 per share, trading in our Common Stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a penny stock. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of holders of the Common Stock to sell their shares.

         The 3,000 for 1 reverse stock split will reduce our number of shares of Common Stock outstanding to approximately 120,000 shares as of the Record Date, on an as converted basis. The Board of Directors is hopeful that the smaller number of shares outstanding may help us to develop a trading market for our shares and, depending on the success of our business in the future, list our shares on Nasdaq Stock Market or a national securities exchange given their requirements for a minimum per share trading price.

         [We will not be issuing fractional shares as a result of the reverse stock split. If the number of shares held by a stockholder is less than the next higher whole number, the number of shares will be rounded DOWN to the nearest whole number. Given that the value of any fractional share will likely be small, we believe that this method is preferable to paying cash in lieu of issuing fractional shares. Also, paying cash in lieu of fractional shares would have the effect of cashing out and eliminating any holder of fewer than 1 (ONE) share of old Common Stock. Because we will not be paying cash for fractional shares, our reverse split may have the effect of reducing the number of our shareholders.]

         While it is expected that the reverse split will result in an increase in the market price of our Common Stock, there can be no assurance that our Common Stock will trade at a multiple of our current price, or that any such increase will be sustained. If the market price of our Common Stock declines after the implementation of the reverse split, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would be the case in the absence of a reverse split. We will not become a private company as a result of the reverse split, and we continue to file reports under the Exchange Act.

         We believe that the federal income tax consequences of the reverse split to shareholders will be as follows:

         o No gain or loss will be recognized by a stockholder on the surrender of their existing shares of Common Stock or upon receipt of a certificate representing the new number of shares of Common Stock;

         o The aggregate tax basis of the shares after the reverse split will equal the aggregate tax basis of the shares exchanged therefor;

         o The holding period of the shares after the reverse split will include the holding period of the holder's existing shares; and

         o The conversion of the existing shares into the new shares after the reverse split will produce no gain or loss to the Company.

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

         Our belief as outlined above is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax exempt entities. This summary also assumes that the existing shares of Common Stock were, and the new shares of Common Stock will be, held as a "capital asset," as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment). The state and local tax consequences of the reverse split may vary significantly as to each stockholder, depending upon the state in which the stockholder resides. The foregoing summary is included for general information only. Accordingly, shareholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the reverse split.

VOTE OBTAINED

         The number of outstanding shares of voting power Common Stock is 358,333,007. The following individuals owning the number of shares set forth opposite their names, consented in writing to the Amendment:

          Carl Ceragno                             236,850,000
          Larry Hartman                              1,050,000



          Total                                    237,900,000

         Section 78.320 of the Nevada Law provides that, unless otherwise provided in a corporation's articles of incorporation or bylaws, actions required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if a written consent thereto is signed by shareholders holding not less than at least a majority of the voting power of the company. Article
III.01 of our Bylaws requires the same proportion of votes. Accordingly, the Amendment was duly approved and no further votes will be needed.

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports and other information, including current reports on Form 8-K and annual and quarterly reports on Form 10-KSB and Form 10-QSB, with the Securities and Exchange Commission. Reports and other information filed by us can be inspected and copied at the public reference facilities maintained at the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can be obtained upon written request addressed to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Securities and Exchange Commission also maintains a web site on the internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers





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


that file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval System may be obtained free of charge.


                                             By Order of the Board of Directors


                                             /s/  Carl R. Ceragno
                                             -----------------------------------
                                             President





















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

                                   APPENDIX A

              CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
                         FOR NEVADA PROFIT CORPORATIONS
          (PURSUANT TO NRS 78.385 AND 78.390 - AFTER ISSUANCE OF STOCK)


1. Name of corporation: Communications Research, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

            1. The name of corporation. Stratus Entertainment, Inc.

            3. Shares (number of shares corporation authored to issue). This corporation is authorized to issue two classes of stock, designated "Common Stock" and "Preferred Stock." The number of shares of Common Stock authorized to be issued is 400,000,000 with a par value of $.001 per share. The number of shares of Preferred Stock authorized to be issued is 5,000,000 with a par value of $.0001 per share. The Board of Directors of the corporation is authorized to determine the number of series into which shares of Preferred Stock may be divided, to determine the designations, powers, preferences and voting and other rights, and the qualifications, limitations and restrictions granted to or imposed upon the Preferred Stock or any series thereof or any holders thereof, to determine and alter the designations, powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock or the holders thereof, to fix the number of shares of that series and to increase or decrease, within the limits stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of such shares then outstanding), the number of shares of any such series subsequent to the issuance of shares of that series. Upon the filing of this Certificate of Amendment of the Certificate of Incorporation of the Corporation, and without further action on the part of the Corporation or its stockholders, each share of the Corporation's Common Stock, par value $0.01 per share, then issued and outstanding, shall become one
            (1) fully paid and nonassessable share of Common Stock. Any and all fractional shares shall be rounded DOWN to the next lowest whole number of shares. Any fractional ownership less than 1 (one) share shall be rounded DOWN to zero post reverse shares. Any stockholder entitled to receive shares of Common Stock as a result of the reverse stock split shall instead receive the next lowest whole number of Common shares for such fractional share. The capital account of the Corporation shall not be increased by the reverse stock split. To reflect the reverse stock split, each certificate representing shares of Common Stock theretofore issued and outstanding shall represent 1/3000 (one three thousandth) of the number of shares of Common Stock issued and outstanding after such reverse stock split, rounded down to the nearest whole share; and the holder of record of each such certificate shall be entitled to receive a new certificate representing a number of shares of Common Stock equal to 1/3000 (one three thousandth) of the number of shares represented by said certificate for theretofore issued and outstanding shares, rounded down to the nearest whole share."

3. The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 236,850,000of 358,333,007shares outstanding representing 65% of the outstanding eligible voting shares.


By: /s/ Carl R. Ceragno
    ------------------------------
    Carl R. Ceragno, President




                                      A-1